Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Azitra, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (b)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock (c)	457(o)			$10,000,000	$147.60 per $1,000,000	$1,476.00
	Other	Class A Warrants	457(g)	—	—	—	—	0.00
	Equity	Common Stock issuable upon exercise of Class A Warrants	457(o)	—	—	$20,000,000	$147.60 per $1,000,000	$2,952.00
	Equity	Pre-Funded Warrants	(c)	—	—	—	—	0.00
	Equity	Common stock issuable upon exercise of Pre-Funded Warrants	(c)	—	—	—	—	0.00
	Other	Placement Agent Warrants	457(g)	—	—	—	—	0.00
	Equity	Common Stock issuable upon exercise of Placement Agent Warrants (d)	457(o)			$500,000	$147.60 per $1,000,000	73.80
Fees Previously Paid		—	—	—	—	—	—	—

	Total Offering Amounts					$30,500,000.00		$4,501.80
	Total Fees Previously Paid							$-0-
	Total Fee Offsets							—
	Net Fee Due							$4,501.80

(a) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(b) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.

(c) The registrant may issue pre-funded warrants to purchase shares of common stock in the offering in lieu of issuing shares of common stock. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.

(d) The registrant has agreed to grant the placement agent a warrant to purchase four percent (4%) of the shares of common stock sold in the offering. The placement agent’s warrant is exercisable at 125% of the public offering price.